Exhibit 99.1

NEWS RELEASE 9025 N. Lindbergh Drive | Peoria, IL 61615-1431
• RLI Corp.	P: 309-692-1000 | F: 309-692-1068 | www.rlicorp.com

FOR IMMEDIATE RELEASE	CONTACT: Aaron Jacoby
(309) 693-5880
Aaron.Jacoby@rlicorp.com
www.rlicorp.com

RLI Reports 2014 Fourth Quarter and Year-End Results

PEORIA, ILLINOIS, January 26, 2015 — RLI Corp. (NYSE: RLI) — RLI Corp. reported fourth quarter 2014 operating earnings of $31.3 million ($0.71 per share), compared to $31.5 million ($0.72 per share) for the fourth quarter of 2013. For the year ended December 31, 2014, operating earnings were $114.5 million ($2.61 per share) compared to $111.9 million ($2.57 per share) for the 2013 fiscal year.

	Fourth Quarter		Full Year
Earnings Per Diluted Share	2014	2013	2014	2013
Operating earnings (1)	$0.71	$0.72	$2.61	$2.57
Net earnings	$0.85	$0.77	$3.09	$2.90

(1) See discussion below of non-GAAP financial measures.

Highlights for the quarter included:

•                  1% growth in gross premiums written and 5% growth in net premiums written.

•                  Underwriting income of $27.5 million, resulting in a combined ratio of 84.7.

•                  $11.5 million net increase in underwriting income resulting from favorable development in prior years’ loss reserves.

•                  Special dividend of $3.00 per share, representing $129.3 million returned to shareholders.

Highlights for the year included:

•                  2% growth in gross premiums written and 6% growth in net premiums written.

•                  Underwriting income of $107.0 million, resulting in a combined ratio of 84.5.

•                  $62.0 million net increase in underwriting income resulting from favorable development in prior years’ loss reserves.

•                  19th consecutive year of a combined ratio below 100.

•                  Book value per share of $19.61 at year end, an increase of 21% over 2013, inclusive of dividends.

“By remaining true to our disciplined underwriting strategy, we were able to deliver solid results this quarter,” said RLI Corp. Chairman & CEO Jonathan E. Michael. “Despite experiencing increased competition in many of our products, we achieved top line growth and an 84.7 combined ratio.”

“2014 was another profitable year for our company and marked our 10th consecutive year of achieving a combined ratio below 90 and 19th consecutive year below 100,” said Michael. “During the year, we continued to focus on meeting the needs of our customers, managing our business with discipline, identifying new growth opportunities and delivering value to our shareholders. I congratulate all RLI professionals for accomplishing these objectives and positioning our company for growth.”

Underwriting income

RLI achieved $27.5 million of underwriting income in the fourth quarter of 2014 on an 84.7 combined ratio, compared to $29.6 million of underwriting income on an 82.4 combined ratio in the same quarter for 2013.

For the year, RLI achieved $107.0 million of underwriting income on an 84.5 combined ratio, compared to $106.8 million of underwriting income on an 83.1 combined ratio in 2013. Results for both years include favorable development in prior years’ loss reserves, which totaled $62.0 million and $70.0 million for 2014 and 2013, respectively.

—more—

The following table highlights annual underwriting income and combined ratios by segment:

Underwriting Income (1)
(in millions)	2014	2013
Casualty	$45.9	$55.6
Property	32.9	27.6
Surety	28.2	23.6
Total	$107.0	$106.8

Combined Ratio	2014	2013
Casualty	88.0	82.8
Property	83.4	86.2
Surety	73.8	77.9
Total	84.5	83.1

(1) See discussion below of non-GAAP financial measures.

Other income

RLI’s net investment income for the quarter increased 3.1% to $13.8 million, compared to the same period in 2013. For the year ended December 31, 2014, investment income was $55.6 million versus $52.8 million for the 2013 fiscal year. The increase was primarily due to a larger invested asset base for most of the year. The investment portfolio’s total return was 2.2% for the quarter. The bond portfolio returned 1.2% in the quarter, and the equity portfolio’s return was 6.1%. For the year ended December 31, 2014, the investment portfolio’s total return was 8.3% with the bond portfolio returning 6.5% and equities returning 14.7%.

Comprehensive earnings, which include after-tax unrealized gains/losses from the investment portfolio, were $47.5 million for the quarter ($1.08 per share) compared to $44.6 million ($1.02 per share) for the same quarter in 2013. Full-year comprehensive earnings were $170.8 million ($3.90 per share), compared to $119.1 million ($2.74 per share) in 2013.

Equity in earnings of unconsolidated investees was $0.1 million for the quarter compared to $0.2 million from the same period last year. Results for the current quarter are related to Maui Jim, Inc. ($0.2 million, which reflects seasonal sales results), a producer of premium sunglasses, and Prime Holdings Insurance Services, Inc. ($-0.1 million), a specialty E&S insurance company. For the year ended December 31, 2014, equity in earnings of unconsolidated investees was $12.0 million and $0.3 million for Maui Jim and Prime, respectively, versus $10.9 million for Maui Jim in 2013. Prior year figures reflect only Maui Jim results, as our equity investment in Prime occurred in the first quarter of 2014. During the quarter, RLI received a $6.6 million dividend from Maui Jim, which resulted in a tax benefit on dividends received from affiliates of $1.8 million ($0.04 per share).

Special and regular dividends

On December 22, 2014, RLI paid a special cash dividend of $3.00 per share and a regular quarterly dividend of $0.18 per share, totaling $137.1 million and resulting in a tax benefit of $3.6 million ($0.08 per share) as dividends to the ESOP are fully deductible. RLI has paid dividends for 154 consecutive quarters and increased regular dividends in each of the last 39 years. Over the last 10 years, the company’s regular quarterly dividend has grown an average of 9.9% per year.

Non-GAAP measures

Underwriting income, operating earnings, earnings per share (EPS) from operations and other per share items are non-GAAP financial measures, and we believe that investors’ understanding of RLI’s core operating performance is enhanced by our disclosure of these financial measures. Underwriting income or profit represents the pretax profitability of our insurance operations and is derived by subtracting losses and settlement expenses, policy acquisition costs, and insurance operating expenses from net premium earned. Operating earnings and EPS from operations consist of our net earnings adjusted by net realized investment gains/(losses) and taxes related to net realized gains/(losses). Our definitions of these items may not be comparable to the definitions used by other companies. Net earnings and net earnings per share are the GAAP financial measures that are most directly comparable to operating earnings and EPS from operations. All earnings per share data are calculated using fully diluted shares. Combined ratio refers to a GAAP combined ratio.

Other news

At 10 a.m. central time (CT) tomorrow, January 27, 2015, RLI management will hold a conference call to discuss quarterly results with insurance industry analysts. Interested parties may listen to the discussion through the Internet at http://edge.media-server.com/m/p/g8g5a7dy.

Except for historical information, this news release may include forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) including, without limitation, statements reflecting our current expectations about the future performance of our company or our business segments or about future market conditions. These statements are subject to certain risk factors that could cause actual results to differ materially. Various risk factors that could affect future results are listed in the company’s filings with the Securities and Exchange Commission; including the Form 10-K Annual Report for the year ended December 31, 2013.

RLI, a specialty insurance company, offers a diversified portfolio of property and casualty coverages and surety bonds serving niche or underserved markets. RLI operates in all 50 states from office locations across the country. RLI’s insurance subsidiaries — RLI Insurance Company, Mt. Hawley Insurance Company, RLI Indemnity Company and Contractors Bonding and Insurance Company — are rated A+ “Superior” by A.M. Best Company.

For additional information, contact Aaron Jacoby, Vice President, Corporate Development at 309-693-5880 or at aaron.jacoby@rlicorp.com or visit our website at www.rlicorp.com.

Supplemental disclosure regarding the earnings impact of specific items:

	Operating Earnings Per Share
	2014	2013	2014	2013
	4th Qtr	4th Qtr	12 Mos.	12 Mos.
Operating Earnings Per Share	$0.71	$0.72	$2.61	$2.57

Specific items included in operating earnings per share: (1) (2)
• Favorable development in casualty prior years’ reserves	$0.14	$0.19	$0.72	$0.87
• Favorable development in property prior years’ reserves	$0.01	$0.02	$0.02	$0.07
• Favorable development in surety prior years’ reserves	$0.01	$0.02	$0.16	$0.08
• Catastrophe impact
• 2014 events	$—	$—	$(0.09)	$—
• 2013 and prior events	$0.02	$—	$0.02	$(0.10)
• Gain from tax benefit of special dividend to ESOP (3)	$0.08	$0.04	$0.08	$0.04
• Gain from change in tax rate applicable to Maui Jim (4)	$0.04	$0.08	$0.04	$0.08

(1)	Includes bonus and profit sharing-related impacts which affected other insurance and general corporate expenses.
(2)	Reserve development reflects changes from previously estimated losses.
(3)	Dividends paid in an ESOP on employer securities are fully deductible from taxable income and result in a 35% tax benefit.
(4)

As required under the accounting standard for income taxes, the gain reflects the tax benefit of applying the lower tax rate applicable to dividends received from an affiliate (7%) as compared to the corporate capital gains tax rate (35%) on which tax estimates were based.

RLI CORP.

2014 FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2014	2013	% Change	2014	2013	% Change
SUMMARIZED INCOME STATEMENT DATA:
Net premiums earned	$179,892	$168,396	6.8%	$687,375	$630,802	9.0%
Net investment income	13,844	13,432	3.1%	55,608	52,763	5.4%
Net realized investment gains	9,542	3,611	164.2%	32,182	22,036	46.0%
Consolidated revenue	203,278	185,439	9.6%	775,165	705,601	9.9%

Loss and settlement expenses	76,229	68,500	11.3%	296,609	259,801	14.2%
Policy acquisition costs	60,896	54,637	11.5%	229,283	210,651	8.8%
Other insurance expenses	15,277	15,641	-2.3%	54,464	53,557	1.7%
Interest expense on debt	1,856	3,557	-47.8%	7,438	8,095	-8.1%
General corporate expenses	2,675	2,511	6.5%	10,222	8,746	16.9%
Total expenses	156,933	144,846	8.3%	598,016	540,850	10.6%

Equity in earnings of unconsolidated investees	134	219	-38.8%	12,338	10,915	13.0%

Earnings before income taxes	46,479	40,812	13.9%	189,487	175,666	7.9%
Income tax expense	8,982	6,953	29.2%	54,042	49,411	9.4%
Net earnings	$37,497	$33,859	10.7%	$135,445	$126,255	7.3%
Other comprehensive earnings (loss), net of tax	10,038	10,731	-6.5%	35,356	(7,143)	—
Comprehensive earnings	$47,535	$44,590	6.6%	$170,801	$119,112	43.4%

Operating earnings:(1)
Net earnings	$37,497	$33,859	10.7%	$135,445	$126,255	7.3%
Less: Realized investment gains, net of tax	6,203	2,346	164.4%	20,919	14,323	46.1%
Operating earnings	$31,294	$31,513	-0.7%	$114,526	$111,932	2.3%

Return on Equity:
Net earnings (trailing four quarters)				15.4%	15.3%
Comprehensive earnings (trailing four quarters)				19.4%	14.4%

Per Share Data
Diluted:
Weighted average shares outstanding (in 000’s)	43,937	43,753		43,819	43,514

EPS from operations (1)	$0.71	$0.72	-1.4%	$2.61	$2.57	1.6%
Realized gains, net of tax	0.14	0.05	180.0%	0.48	0.33	45.5%
Net earnings per share	$0.85	$0.77	10.4%	$3.09	$2.90	6.6%
Comprehensive earnings per share	$1.08	$1.02	5.9%	$3.90	$2.74	42.3%

Cash dividends per share - ordinary	$0.18	$0.17	5.9%	$0.71	$0.67	6.0%
Cash dividends per share - special	$3.00	$1.50	100.0%	$3.00	$1.50	100.0%

Net Cash Flow provided by Operations	$37,191	$53,230	-30.1%	$123,085	$134,966	-8.8%

(1)  See discussion above of non-GAAP financial measures.

RLI CORP.

2014 FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	December 31,	December 31,
	2014	2013	% Change
SUMMARIZED BALANCE SHEET DATA:
Fixed income	$1,495,087	$1,440,703	3.8%
(amortized cost - $1,448,204 at 12/31/14)
(amortized cost - $1,431,700 at 12/31/13)
Equity securities	410,642	418,654	-1.9%
(cost - $193,535 at 12/31/14)
(cost - $218,848 at 12/31/13)
Other invested assets	11,597	—	—
Cash and cash equivalents	46,959	62,701	-25.1%
Total investments and cash	1,964,285	1,922,058	2.2%

Premiums and reinsurance balances receivable	154,573	152,509	1.4%
Ceded unearned premiums	53,961	60,407	-10.7%
Reinsurance recoverable on unpaid losses	335,106	354,924	-5.6%
Deferred acquisition costs	65,123	61,508	5.9%
Property and equipment	42,549	40,261	5.7%
Investment in unconsolidated investees	60,046	49,793	20.6%
Goodwill and intangibles	72,695	74,876	-2.9%
Other assets	27,204	23,974	13.5%
Total assets	$2,775,542	$2,740,310	1.3%

Unpaid losses and settlement expenses	1,121,040	1,129,433	-0.7%
Unearned premiums	401,412	392,081	2.4%
Reinsurance balances payable	38,013	47,334	-19.7%
Funds held	51,481	61,656	-16.5%
Bonds payable, long term debt	149,625	149,582	0.0%
Income taxes - deferred	82,285	57,801	42.4%
Accrued expenses	63,148	59,596	6.0%
Other liabilities	23,476	13,861	69.4%
Total liabilities	1,930,480	1,911,344	1.0%
Shareholders’ equity	845,062	828,966	1.9%
Total liabilities & shareholders’ equity	$2,775,542	$2,740,310	1.3%

OTHER DATA
Common shares outstanding (in 000’s)	43,103	42,982
Book value per share	$19.61	$19.29	1.7%
Closing stock price per share	$49.40	$48.69	1.5%
Cash dividends per share - ordinary	$0.71	$0.67	6.0%
Cash dividends per share - special	$3.00	$1.50	100.0%
Statutory Surplus	$849,297	$859,221	-1.2%

RLI CORP.

2014 FINANCIAL HIGHLIGHTS

UNDERWRITING SEGMENT DATA

(Unaudited)

(Dollars in thousands, except per share amounts)

		GAAP		GAAP		GAAP		GAAP
Three Months Ended December 31,	Casualty	Ratios	Property	Ratios	Surety	Ratios	Total	Ratios
2014

Gross premiums written	$118,819		$45,958		$29,681		$194,458
Net premiums written	96,619		35,418		28,084		160,121
Net premiums earned	100,587		51,524		27,781		179,892
Net loss & settlement expenses	53,823	53.5%	17,971	34.9%	4,435	16.0%	76,229	42.4%
Net operating expenses	37,154	36.9%	20,104	39.0%	18,915	68.1%	76,173	42.3%
Underwriting income	$9,610	90.4%	$13,449	73.9%	$4,431	84.1%	$27,490	84.7%

2013

Gross premiums written	$113,774		$50,533		$27,390		$191,697
Net premiums written	89,299		37,975		25,752		153,026
Net premiums earned	88,715		52,836		26,845		168,396
Net loss & settlement expenses	39,748	44.8%	25,507	48.3%	3,245	12.1%	68,500	40.7%
Net operating expenses	32,892	37.1%	19,339	36.6%	18,047	67.2%	70,278	41.7%
Underwriting income	$16,075	81.9%	$7,990	84.9%	$5,553	79.3%	$29,618	82.4%

		GAAP		GAAP		GAAP		GAAP
Twelve Months Ended December 31,	Casualty	Ratios	Property	Ratios	Surety	Ratios	Total	Ratios
2014

Gross premiums written	$482,846		$262,457		$118,545		$863,848
Net premiums written	395,853		195,580		111,719		703,152
Net premiums earned	382,105		197,776		107,494		687,375
Net loss & settlement expenses	199,133	52.1%	89,589	45.3%	7,887	7.3%	296,609	43.2%
Net operating expenses	137,031	35.9%	75,269	38.1%	71,447	66.5%	283,747	41.3%
Underwriting income	$45,941	88.0%	$32,918	83.4%	$28,160	73.8%	$107,019	84.5%

2013

Gross premiums written	$456,953		$272,723		$113,519		$843,195
Net premiums written	362,459		196,467		107,396		666,322
Net premiums earned	324,022		200,141		106,639		630,802
Net loss & settlement expenses	148,860	45.9%	96,271	48.1%	14,670	13.8%	259,801	41.2%
Net operating expenses	119,570	36.9%	76,266	38.1%	68,372	64.1%	264,208	41.9%
Underwriting income	$55,592	82.8%	$27,604	86.2%	$23,597	77.9%	$106,793	83.1%